Exhibit 99.1

NEWS RELEASE

Contact:	Investor Relations
708.483.1300 Ext 1331

TreeHouse Foods Successfully Completes Amendment to Credit Agreement

OAK BROOK, Ill. (June 11, 2018) – TreeHouse Foods, Inc. (NYSE: THS) announced today that it has amended its senior unsecured credit facility to provide greater flexibility to accelerate its TreeHouse 2020 restructuring program and to consider additional options and opportunities for delivering greater shareholder value. Under the terms of the amended credit agreement, effective June , 2018, the credit facility will become secured for a maximum of six quarters, during which time the Company’s allowable leverage ratio will rise to a maximum of 5.25x and will gradually step down, returning to 4.0x by the end of 2019, at which time the amendment will expire.

“We continue to identify opportunities to accelerate our efforts under the TreeHouse 2020 and Structure to Win initiatives, as well as to develop plans to deliver shareholder value and return our business to long-term sustainable growth,” said Matthew J. Foulston, Executive Vice President and Chief Financial Officer. “The temporary nature of the amendment gives us increased flexibility to maximize our return-generating opportunities and manage through this period of peak investment, without impacting our ability to effectively manage our day-to-day operations. As such, our 2018 guidance is unaffected by the amendment.”

ABOUT TREEHOUSE FOODS

TreeHouse Foods, Inc. is a manufacturer of packaged foods and beverages with a network of manufacturing facilities across the United States, Canada, and Italy that focuses primarily on private label products for both retail grocery and food away from home customers. We manufacture shelf stable, refrigerated, frozen and fresh products, including beverages (single serve beverages, coffees, teas, creamers, powdered beverages, and smoothies); meals (cereal, pasta, macaroni and cheese, and side dishes); baked goods (refrigerated and frozen dough, cookies, and crackers); condiments (pourable and spoonable dressing, dips, pickles, and sauces) and snacks (nuts, trail mix, bars, dried fruits, and vegetables). We have a comprehensive offering of packaging formats and flavor profiles, and we also offer natural, organic, and preservative free ingredients in many categories. Our strategy is to be the leading supplier of private label food and beverage products by providing the best balance of quality and cost to our customers.Additional information, including TreeHouse’s most recent statements on Forms 10-Q and 10-K, may be found at TreeHouse Foods’ website, http://www.treehousefoods.com.